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                                                                     Exhibit 2.9

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                          PURCHASE AND SALE AGREEMENT





                                 By and Between

                               EATON CORPORATION



                                      and

                       EATON SEMICONDUCTOR EQUIPMENT INC.

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                                     INDEX

A        Purchase and Sale Agreement

B        General Bill of Sale

C        General Assumption Agreement

D        Assignment of Contracts

E        Schedule 2.1.2 -- Transferred Real Property

F        Schedule 2.1.3 -- Real Property Leases

G        Schedule 2.1.6 -- Summary of Accounts Receivable

H        Schedule 2.1.7 -- Patents and Licenses

I        Schedule 2.2.5(d) -- Other Excluded Assets

J        Schedule 2.1.12 -- Trademarks and Copyrights

K        Schedule 3.1.7 -- Retained Environmental Matters

L        Schedule 10.1 -- Eaton Corporation Employee Benefit Plans

M        Limited Power of Attorney -- Eaton Semiconductor Equipment Inc.

N        Limited Power of Attorney -- Eaton Corporation


[Schedules omitted. The registrant hereby agrees to furnish supplementally, upon request, a copy of any omitted schedule or exhibit to this agreement.]

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                          PURCHASE AND SALE AGREEMENT



         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 29th day of December, 1995, by and between EATON CORPORATION, an Ohio corporation ("Eaton"), and EATON SEMICONDUCTOR EQUIPMENT INC., a Delaware corporation ("ESEI").

         WHEREAS, Eaton has conducted and presently conducts certain businesses on a going concern basis through its Semiconductor Equipment Operations ("SEO"), which designs, develops, manufactures, sells and leases equipment used in the manufacture of semiconductors, such businesses (excluding Eaton's shares in SEN and Eaton Semiconductor Limited and the assets held by and business conducted through Eaton G.m.b.H., as hereinafter provided) being herein referred to as the "Business";

         WHEREAS, Eaton desires to sell and transfer, and ESEI desires to acquire, all rights, properties and assets pertaining to the Business and described in this Agreement (unless herein specifically provided to the contrary) in consideration of (a) the issue and transfer by ESEI to Eaton of one hundred (100) shares of the ESEI Stock (as hereinafter defined), (b) the assumption and performance by ESEI of all the liabilities, obligations and responsibilities of or related to the Business (unless herein specifically provided to the contrary) and (c) the performance of certain other obligations, all on the terms and subject to the conditions contained in this Agreement;


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         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Eaton and ESEI hereby agree as follows:

                             ARTICLE 1. DEFINITIONS
                             ---------- -----------

         As used in this Agreement, the following terms shall have the following meanings:

Accounts Receivable                     As defined in Section 2.1.6.

Acquired Assets                         As defined in Section 2.1.

this Agreement                          As defined in the introductory paragraph
                                        to this Agreement, together with all
                                        Schedules hereto as set forth herein.

Assumed Liabilities                     As defined in Section 3.1.

the Business                            As defined in the first WHEREAS clause
                                        of this Agreement.

Business Records                        As defined in Section 2.1.10.

Claims                                  As defined in Section 11.1.

Closing                                 As defined in Section 7.1.

Closing Date                            As defined in Section 7.1.

Closing Date Balance Sheet              As defined in Section 5.4.

Computer and Financial                  As defined in Section 9.3.2.
   Services Agreement

Consents                                As defined in Section 4.1(a).

Contracts                               As defined in Section 2.1.1 (a).

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                                       4

Eaton                                   As defined in the introductory
                                        paragraph to this Agreement.

Eaton Employees                         As defined in Section 10.1.

Eaton Investment Plan                   As defined in Section 10.4.

Eaton Marks                             As defined in Section 9.2.1(a).

Eaton Welfare Plans                     As defined in Section 10.1.

Eligible Individuals                    As defined in Section 10.3(a).

Employees                               Those employees of Eaton or any
                                        subsidiary of Eaton employed in the
                                        Business, other than those employees, if any, listed on Schedule 10.1, who accept employment with ESEI as of or after the Closing Date as a result of the transactions contemplated by this
                                        Agreement.

ERISA The Employee Retirement Income Security Act of 1974, as amended. As defined in the introductory paragraph to this Agreement.

ESEI Stock                              The common stock of ESEI with each share
                                        having a par value of one dollar
                                        ($1.00) each.

ESEI's Welfare Plans                    As defined in Section 10.3(a).

Excluded Assets                         As defined in Section 2.2.

Excluded Liabilities                    As defined in Section 3.3.

Fixed Assets                            As defined in Section 2.1.5.

Government Property                     As defined in Section 2.2.5(a).

Indemnitee                              As defined in Section 11.3.

Indemnitor                              As defined in Section 11.3.
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Intellectual Property                   Collectively, the properties set forth
                                        and identified as Acquired Assets in
                                        Sections 2.1.7 and 2.1.8.

Interest Rate                           A rate equal to the prime rate charged
                                        by Chemical Bank, N.A. in New York, New
                                        York.

Inventories                             As defined in Section 2.1.4.

IWOS                                    As defined in Section 2.1.1(b).

Leaseholds                              As defined in Section 9.2.4.

Legal Proceedings                       As defined in Section 9.3.3(b)

Litigation Agreement                    As defined in Section 9.3.4.

Machinery and Equipment                 As defined in Section 2.1.5(a).

Net Book Value                          As defined in Section 5.2.

Patents                                 As defined in Section 2.1.7.

Personal Property Leases                As defined in Section 2.1.4.

Personal Property Taxes                 As defined in Section 9.3.8.

Products Any system, subsystem, product, component part, service, study, project, warranty work, computer hardware and software, intellectual property or other end product or service (whether purchased, designed, developed or manufactured by or for Eaton) marketed, supplied, sold, leased or provided by or for Eaton in the Business.

Real Property Leases                    As defined in Section 2.1.3.

Records                                 As defined in Section 9.3.3(a).

Related Agreements                      As defined in Section 9.3.2.


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                                       6

SEN                                     Sumitomo Eaton Nova Corporation, a
                                        Japanese corporation.

SEN License                             As defined in Section 2.2.8.

SEO or Operations                       The Semiconductor Equipment
                                        Operations of Eaton.

Stock                                   The ESEI Stock to be delivered to
                                        Eaton pursuant to this Agreement.

Subsidiary                              Any corporation at least a majority of
                                        the outstanding voting shares of which
                                        is owned (either alone or through
                                        Subsidiaries or together with
                                        Subsidiaries) by Eaton or another
                                        Subsidiary.

Technical Documentation                 As defined in Section 2.1.8.

Transferred Real Properties             As defined in Section 2.1.3.
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                     ARTICLE 2. PURCHASE AND SALE OF ASSETS
                     --------------------------------------

          2.1 ACQUIRED ASSETS. Subject to and upon the terms and conditions hereof, and in reliance upon the agreements of ESEI contained herein, Eaton agrees to sell, convey, transfer, assign and deliver to ESEI, or cause to be sold, conveyed, transferred, assigned and delivered to ESEI, and ESEI agrees to purchase, acquire and accept from Eaton, at the Closing, all rights, properties and assets owned by Eaton as of the Closing and which relate to Eaton's conduct of the Business as the same shall exist on the Closing Date, including but not limited to all assets reflected on the Closing Date Balance Sheet (all such rights, properties and assets being hereinafter collectively called the "Acquired Assets"), but excluding the Excluded Assets and those rights, properties and assets that cannot or will not be sold, assigned, transferred or delivered as set forth in Article 4. Without limiting the generality of the foregoing, the Acquired Assets shall include all rights, title, claims and incidents of interest of Eaton in and to the assets described in Sections 2.1.1 through 2.1.12 which relate to or are used in the Business as the same shall exist as of the Closing, but excluding any such assets which form a part of the Excluded Assets or cannot or will not be sold, assigned, transferred or delivered as set forth in Article 4:

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         2.1.1 CONTRACT RIGHTS. (a) All contracts, agreements, commitments, sales and purchase orders to which Eaton is a party, and licenses as to which Eaton is a licensee (including without limitation software licenses), in each case which relate to the Business (other than the Real Property Leases and the Personal Property Leases) (the "Contracts") and (b) all rights, title, claims and incidents of interest of Eaton (i) as a supplier and vendor in and to the interorganizational work orders which relate to the Business, and (ii) as a purchaser and/or consumer in and to the interorganizational work orders which relate to the Business ((i) and (ii) being herein collectively referred to as "IWOs").

         2.1.2 TRANSFERRED REAL PROPERTIES. The real property which Eaton owns and which has been used solely in the Business and which is listed or described on Schedule 2.1.2, together with all buildings, structures, fixtures and improvements thereon and all appurtenances thereto (the "Transferred Real Properties").

          2.1.3 LEASED PROPERTY. The interests as lessee in all (a) real property leased by Eaton from third parties and used in the Business, including but not limited to the real property leases listed in Schedule 2.1.3 (the "Real Property Leases"), including the buildings, structures, fixtures and improvements


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leased thereunder, and (b) personal property leased by Eaton from third parties and used in the Business (the "Personal Property Leases").

          2.1.4 INVENTORIES. All inventory (including without limitation raw materials, purchased components, work in process and partially or totally finished Products) , operating supplies and packaging and shipping materials of the Business owned by Eaton or in which Eaton has any rights or incidents of interest and held in the possession of (a) the Operations, or (b) third parties
(i) who represent the Business in the sale of Products, (ii) who are suppliers to the Business, or (iii) who are customers of the Business, in each case as of the Closing Date (all of which are hereinafter collectively referred to as "Inventories").

          2.1.5 FIXED ASSETS. All of the following which are owned by Eaton or in which Eaton has any rights or incidents of interest: (a) all presently existing production, processing, maintenance, packaging and/or testing machinery and equipment, business machines, tools, dies, molds, jigs, patterns, gauges, production fixtures, material handling equipment, vehicles, office equipment and computer equipment (together with all spare and maintenance parts) which are used in or related to the Business, whether on or off the books of Eaton (all of which are

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hereinafter collectively referred to as "Machinery and Equipment"), and (b) all furniture, Leasehold improvements and other tangible personal property which are used in or related to the Business, whether on or off the books of Eaton, including without limitation such of the foregoing as (i) are located on, or are in transit to, any facilities of the Business or (ii) are in the possession of any third party by consignment, bailment or otherwise (all of which, together with the Machinery and Equipment, are hereinafter collectively referred to as "Fixed Assets").

         2.1.6 ACCOUNTS RECEIVABLE. Subject to Article 4 hereof, the accounts receivable, notes receivable, trade and otherwise (including without limitation employee accounts receivable, trade sales, all billed, non-billed and unbilled intercompany or intracompany accounts receivable), of the Business outstanding on the books of the Business as of the Closing Date (the "Accounts Receivable"), which are summarized on Schedule 2.1.6.

          2.1.7 PATENTS. (a) Subject to any outstanding licenses described in
(b) below, all unexpired patents and design patents and pending applications for grant of patents or design patents, including without limitation, reissues, divisions, continuations, continuations-in-part and extensions
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of the foregoing, on inventions and discoveries which were originated at the
Business or developed by Eaton exclusively for use by the Business or were acquired by Eaton exclusively for use by the Business and are owned by Eaton, all of which are listed and identified in Schedule 2.1.7, together with the right to sue for past infringement thereof (all of which are hereinafter collectively referred to as "Patents").

         (b) Except for the SEN License, all licenses currently in effect granted by Eaton which relate to the Patents, including without limitation those listed in Schedule 2.1.7.

          2.1.8 TECHNICAL DOCUMENTATION. All technical documentation, know-how and trade secrets which were originated at the Business, were developed by Eaton exclusively for use by the Business or were acquired by Eaton exclusively for use by the Business and which are owned by Eaton and subject to any outstanding licenses therefor, including without limitation, discoveries, formulae, production outlines, product designs, drawings, blue prints, technical data, computerized data and information, computer software programs and data bases (including research, design, engineering, marketing and distribution functions and source codes), material specifications, purchasing specifications, invention records, research records, tool routings, labor records, manufacturing
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information, processes and techniques, testing, inspection and quality control processes and techniques, equipment lists, and records required to be maintained under applicable clauses of any Contract or under any statute or regulation applicable to the conduct of the Business, including without limitation copies of all open invention file records (such documentation, know-how, trade secrets and copies of records being collectively referred to herein as "Technical Documentation").

                  2.1.9 BUSINESS RECORDS. All existing marketing, service and parts records, records of Fixed Assets, Inventories and Accounts Receivable, warranty records, export licensing records, sales and promotional literature, sales records, customer lists, records relating to memberships in trade associations, and written instructions, manuals, data, procedures and other records relating to the Acquired Assets, general ledgers and other books of account of the Business, and copies of presently existing employment history records applicable to Employees, employment contracts, and other Employee records, in each case which are owned by Eaton and used now or in the past in the Business (collectively, the "Business Records"); PROVIDED, HOWEVER, Eaton shall have the right to retain for use, without restriction, copies of any of the foregoing, it being understood and agreed that the obligation to

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transfer the items listed above shall not be deemed to require Eaton to undertake a search for any of such items outside of the facilities of the Business or other locations where such items are regularly retained.

          2.1.10 GOVERNMENTAL LICENSES, PERMITS AND APPROVALS. All governmental licenses, permits and approvals issued to Eaton or pending for issuance to Eaton and currently used in the Business and relating to the Acquired Assets.

          2.1.11 CASH AND MARKETABLE SECURITIES. Such cash on hand or in banks and marketable securities, if any, solely related to the Business and existing on the Closing Date.

          2.1.12 TRADEMARKS AND COPYRIGHTS. The trademarks and copyrights listed on Schedule 2.1.12.

     2.2 EXCLUDED ASSETS. Anything contained in this Agreement to the contrary notwithstanding, the following rights, properties and assets without limitation (the "Excluded Assets") shall not be included in the Acquired Assets:

          2.2.1 PERMITTED DISPOSITIONS. All of the rights, properties and assets of the Business which shall have been collected, sold, transferred or disposed of by Eaton prior to the Closing in transactions not constituting a breach of this Agreement.

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          2.2.2 EATON MARKS. The Eaton Marks as defined in, and subject to the provisions of, Section 9.2.1.

          2.2.3 TECHNICAL DOCUMENTATION. All Technical Documentation owned by suppliers of Products and Fixed Assets to the Business, and all rights to use such Technical Documentation which are vested in any government by contract or as a matter of law; PROVIDED, HOWEVER, that Eaton shall take all reasonable steps to transfer to ESEI all of Eaton's rights and incidents of interest (if any) in and to such Technical Documentation (including the right to use and possess such Technical Documentation).

          2.2.4 EATON'S RECORDS. The records located at the facilities of the Business that either (i) pertain solely to the internal corporate or intracompany affairs of Eaton or to other divisions or operations of Eaton or
(ii) are integrated or non-separable from the records related to any of the businesses of Eaton other than the Business. Eaton shall provide ESEI access to the records referred to in clause (ii) of the preceding sentence pursuant to
Section 9.3.3.

          2.2.5 OTHER ASSETS. (a) All assets owned and/or furnished by, and all rights and incidents of interest in any Acquired Assets of, (i) any government ("Government Property"), and (ii) any other third party, including without limitation any



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rights, title, claims or incidents of interest of any landlord in any Leasehold improvements; PROVIDED, HOWEVER, that Eaton shall take reasonable steps to transfer to ESEI all of Eaton's rights and incidents of interest (if any) in and to such assets (including the right to use and possess such assets).

          (b) All inventory (including without limitation raw materials, purchased components, work in process and partially or totally finished Products), operating supplies and packaging and shipping materials that, as of the Closing Date, (i) are owned by a division or a subsidiary of Eaton other than the Business but intended for sale to the Business, (ii) are not carried on the books of the Business, and (iii) are related to purchase orders outstanding from the Business to such other Eaton divisions or subsidiaries.

          (c) Insurance policies of Eaton relating to the Business and insurance proceeds arising from occurrences on, prior or subsequent to the Closing Date; PROVIDED, HOWEVER, that insurance proceeds, if any, which relate to a liability, responsibility or obligation which is covered by Article 3 shall be applied by Eaton to such liability, responsibility or obligation.

          (d) All assets of Eaton's businesses other than the Business, including without limitation (i) all assets of Eaton's
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world headquarters in Cleveland, Ohio and (ii) all assets of any of Eaton's other support operations, in each case not used principally in the Business, and all other assets, if any, which are listed or otherwise described on Schedule 2.2.5(d).

          (e) Any assets of the Business the transfer of which by Eaton to ESEI would result in an adverse effect to Eaton or ESEI, as determined by Eaton in its sole discretion, and which Eaton determines not to transfer to ESEI.

          2.2.6 EATON'S SHARES IN SEN. The shares of SEN owned by Eaton.

          2.2.7 EATON'S SHARES IN EATON SEMICONDUCTOR LIMITED. The shares of Eaton Semiconductor Limited, a Korean corporation, owned by Eaton.

          2.2.8 SEN LICENSE. All rights of Eaton under the license and related agreements between Eaton and SEN (collectively, the "SEN License") pursuant to which SEN manufactures, sells, designs, develops or leases Products.

          2.2.9 ASSETS HELD BY EATON G.M.B.H. All assets and business of SEO held by Eaton G.m.b.H., a German subsidiary of Eaton.

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                     ARTICLE 3. LIABILITIES OF THE BUSINESS
                     --------------------------------------

     3.1 LIABILITIES ASSUMED BY ESEI. Effective as of the Closing Date, ESEI hereby fully assumes and agrees to pay, perform and discharge when due (with no recourse whatsoever to Eaton) all debts, contracts, liabilities, responsibilities and obligations of any kind, character or description relating to the Business, whether accrued, absolute, contingent or otherwise, whether now known or unknown, or hereafter becoming known, whether now existing or hereafter arising or whether arising as a result of or in connection with the operation of the Business, or the ownership or operation of any real property related to the Business by Eaton, any subsidiary of Eaton or any predecessor in interest, including without limitation all liabilities reflected on the Closing Date Balance Sheet, but excluding the Excluded Liabilities (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, the Assumed Liabilities include the following which arise or have arisen in any fashion out of Eaton's conduct of the Business at or at any time prior to
Closing:

          3.1.1 CONTRACT OBLIGATIONS. Subject to Article 4, all liabilities, responsibilities and obligations of Eaton:


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          (a) under the Contracts and the governmental licenses, permits and approvals set forth and described as Acquired Assets;

          (b) as a supplier and vendor of goods or services under the IWOs and as a purchaser and/or consumer of goods or services under the IWOs; and

          (c) under each Real Property Lease and Personal Property Lease assigned or transferred to ESEI pursuant to Section 2.1.3.

          3.1.2 CLOSING DATE BALANCE SHEET. All liabilities reflected on the Closing Date Balance Sheet.

          3.1.3 PRODUCT LIABILITY LITIGATION. All liabilities, responsibilities and obligations in respect of "product liability" litigation and claims existing or hereafter brought or made against Eaton and/or ESEI by or on behalf of non-customer third parties resulting from occurrences on, prior or subsequent to the Closing Date with respect to Products totally or partially designed, developed, manufactured or sold or services provided on, prior or subsequent to the Closing Date by the Business, regardless of whether or not Eaton, any subsidiary of Eaton, any division of Eaton other than SEO, SEO or any predecessor in interest of Eaton and/or ESEI totally or

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partially designed, developed, manufactured or sold such Products or provided such services.

         3.1.4 OTHER LITIGATION. Subject to Section 3.2, all liabilities, responsibilities and obligations in respect of litigation and claims existing or hereafter brought or made under any legal theory whatsoever against Eaton and/or ESEI by or on behalf of third parties resulting from occurrences or events on, prior or subsequent to the Closing Date with respect to the existence, operation or conduct of the Business or ownership of the Acquired Assets by Eaton and/or ESEI, but excluding solely for purposes of this Section 3.1.4 actions, suits or proceedings which are covered by Section 3.1.3.

         3.1.5 INTELLECTUAL PROPERTY OBLIGATIONS. All liabilities, responsibilities and obligations whether now existing or hereafter arising in respect of, resulting from or relating to claims of infringement or other misappropriation or misuse of the intellectual property rights (including without limitation patents, trademarks, copyrights, trade secrets and other interests identical or similar to those described in Sections 2.1.7 and 2.1.8) of third parties with respect to the design, development, manufacture, testing, leasing, use or sale of Products, the providing of services, or the operations of the Business on, prior or subsequent to the Closing Date.

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          3.1.6 EMPLOYMENT MATTERS. All liabilities, responsibilities and obligations arising out of ESEI's obligations under Article 10 hereof and, subject to the provisions of Article 10 hereof, all liabilities, responsibilities and obligations arising out of, resulting from or relating to claims by employees or former employees of Eaton engaged in the Business arising in connection with their employment by ESEI after the Closing and/or under any written employment or severance pay agreements.

          3.1.7 ENVIRONMENTAL MATTERS. All liabilities, responsibilities and obligations of Eaton in regard to the Business relating to past, present and future compliance or non-compliance with laws, regulations or governmental orders of any sort relating to the protection of the environment (both natural and workplace), including without limitation laws, regulations, or governmental orders of any sort concerning the treatment, storage, transportation and disposal of waste products, the control of soil, surface or groundwater pollution, air quality and national emission standards, and health, safety and hazard communication matters; PROVIDED, HOWEVER, that Eaton shall retain all liability, responsibility and obligation for all matters, if any, listed or described on Schedule 3.1.7.

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          3.1.8 DISABLED EMPLOYEES. All liabilities, responsibilities and obligations of Eaton regarding all disability benefits (short-term, long-term and permanent) payable to former or current employees of the Business.

      3.2 EXCLUDED LIABILITIES. For purposes hereof the term "Excluded Liabilities" means the following liabilities and obligations as the same shall exist as of the Closing:

          3.2.1 EATON'S OTHER BUSINESSES. All liabilities, responsibilities and obligations incurred by Eaton solely in connection with the conduct of its businesses other than the Business.

          3.2.2 DISCHARGED OBLIGATIONS. All liabilities, responsibilities and obligations of the Business which have been fully discharged or satisfied by Eaton prior to the Closing in transactions in the ordinary course of business and not in breach of this Agreement.

          3.2.3 EMPLOYMENT MATTERS. All liabilities and obligations arising out of Eaton's obligations under Article 10 hereof.

          3.2.4 TAX MATTERS. All liabilities and obligations arising out of Eaton's failure to pay or provide on the Closing Date Balance Sheet for any federal or state income, franchise, sales, excise or any other taxes (including any interest or

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penalties) attributable to the use and ownership of the Acquired Assets by Eaton or the conduct of the Business by Eaton before the Closing.

          3.2.5 SEN LICENSE. Eaton's obligations under the SEN License.

          3.2.6 LIABILITIES UNDER EATON G.M.B.H. All liabilities of the Business held under Eaton G.m.b.H.

                       ARTICLE 4. CONSENTS TO ASSIGNMENT
                       ---------------------------------

          4.1 REASONABLE BEST EFFORTS TO OBTAIN CONSENTS.

          (a) Promptly after the date of this Agreement, Eaton and ESEI shall cooperate and use their reasonable best efforts to obtain as soon as reasonably possible (i) the consents of any lessors required in connection with the assignment or transfer of any Real or Personal Property Leases, and (ii) all other consents, approvals, novations and waivers necessary to convey to ESEI any other of the Acquired Assets (all agreements, consents, security clearances, permits, approvals and waivers described in (i) and (ii) above are hereinafter collectively referred to as the "Consents"); PROVIDED, HOWEVER, that each of ESEI and Eaton shall pay its own expenses incidental to any applications and requests for, or preparation and negotiation of, the Consents.

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          (b) Either Eaton or ESEI may, at its election, contest the refusal of any lessor or other third party to give consent to the assignment or transfer (or sublease, to the extent required by Section 9.2.4) of any Contract, Real Property Lease, Personal Property Lease, license, permit or approval, respectively, and, to the extent that ESEI is receiving the benefits thereunder, ESEI shall perform all obligations thereunder until the final determination of such contest.

          4.2 PERFORMANCE BY ESEI. (a) Until Eaton and ESEI have obtained any Consents necessary to convey to ESEI any Contract, Real Property Lease, Personal Property Lease, license, permit or approval pursuant to Section 4.1, ESEI, on behalf of Eaton, from and after the Closing Date, shall assume and perform for the benefit of the issuer thereof or the other party or parties thereto the liabilities, responsibilities and obligations of Eaton thereunder or in connection therewith.

          (b) The failure of Eaton or ESEI to obtain any Consent that may be necessary pursuant to Section 4.1 shall not give rise to any right of termination, rescission, damages or any other relief whatsoever in favor of ESEI against Eaton.

          4.3 TRANSFER OF FOREIGN PATENTS. At the Closing or as soon thereafter as practicable, ESEI shall deliver to Eaton, and Eaton shall promptly execute and return to ESEI, assignments,


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                                       24


reasonably satisfactory in form to ESEI, for the transfer in accordance with
Section 2.1.7 of any Patents registered outside the United States; PROVIDED, HOWEVER, ESEI agrees that such assignments shall not be recorded in any governmental office until Eaton consents thereto in writing.

          ARTICLE 5. CONSIDERATION FOR SALE OF THE BUSINESS AND CLOSING DATE
          ---------- -------------------------------------------------------
                     BALANCE SHEET
                     -------------

     5.1 CONSIDERATION FROM ESEI TO EATON. As consideration for the sale and transfer by Eaton to ESEI of the Acquired Assets, ESEI shall sell, transfer, issue and deliver to Eaton on the Closing Date one hundred (100) shares of the Stock. The Stock shall be duly and validly authorized and issued and fully paid and non-assessable, with the certificate for the Stock being in valid and legal form and issued in the name of Eaton Corporation.

     5.2 PREPARATION OF CLOSING DATE BALANCE SHEET. Within sixty (60) calendar days after the Closing, Eaton shall prepare and deliver to ESEI a balance sheet for ESEI dated as of the Closing Date (the "Closing Date Balance Sheet"), which sets forth the book values of assets included in the Acquired Assets, the aggregate book amount of liabilities included in the Assumed Liabilities and the net book value of ESEI ("Net Book Value") derived from the assets and liabilities to be transferred to

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                                       25


ESEI pursuant to the terms of this Agreement, all in accordance with Eaton's normal accounting practices in effect for the Business. The Closing Date Balance Sheet shall be accompanied by all supporting schedules and work papers.

                        ARTICLE 6. CONDITIONS TO CLOSING
                        --------------------------------

     6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF ESEI. The obligations of ESEI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any one (1) or more of which may be waived in whole or in part by ESEI):

          6.1.1 DELIVERY OF CLOSING DOCUMENTS. Eaton shall have delivered or caused to be delivered to ESEI the documents which Eaton is required to deliver to ESEI at the Closing pursuant to this Agreement.

          6.1.2 COMPLIANCE WITH AGREEMENT. All agreements and transactions contemplated hereby and to be performed by Eaton at or before the Closing shall have been duly performed in all material respects.

     6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF EATON. The obligations of Eaton to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any one or more of which may be waived in whole or in part by Eaton):

          6.2.1 DELIVERY OF CLOSING DOCUMENTS. ESEI shall have delivered or caused to be delivered to Eaton the documents which ESEI is required to deliver to Eaton at the Closing pursuant to this Agreement.

          6.2.2 COMPLIANCE WITH AGREEMENT. All agreements and transactions contemplated hereby and to be performed by ESEI at or before the Closing shall have been duly performed in all material respects.

          6.2.3 DELIVERY OF STOCK. There shall have been delivered to Eaton the certificate for the Stock as provided in Article 5.

                               ARTICLE 7. CLOSING
                               ------------------

     7.1 THE CLOSING. The closing hereunder (the "Closing") (other than real estate filings) shall take place at the offices of Eaton in Cleveland, Ohio, or at such other place as may be agreed upon by the parties, at 9:00 a.m., on Friday, December 29, 1995, but effective as of the close of business of the Business on December 31, 1995, unless a different date or time for the Closing is established as allowed and provided for herein or is agreed upon by the parties (the effective date of the Closing ultimately determined in accordance with this paragraph is referred to herein as the "Closing Date").

     7.2 EATON'S OBLIGATIONS AT CLOSING. At the Closing, Eaton shall deliver to ESEI the following documents, duly executed and acknowledged by Eaton, and in the proper form for recording by ESEI as appropriate:

          (a) Assignments (subject to the receipt of any Consents) for the Contracts, Transferred Real Property, Real Property Leases, Personal Property Leases and governmental licenses, permits and approvals to be acquired by ESEI pursuant to Article 2. As of the Closing or immediately thereafter, ESEI and Eaton shall make arrangements to file such deeds and other instruments of transfer to be filed for record as herein provided.

          (b) Assignment or assignments of the Patents listed and identified on
Schedule 2.1.7 (except for any assignments of Patents registered outside the United States to be obtained subsequent to the Closing pursuant to Section 4.3); PROVIDED, HOWEVER, that ESEI agrees that the assignments of the Patents shall not be recorded in any governmental office until Eaton consents thereto in writing; and assignments of Accounts Receivable, Technical Documentation and Business Records in accordance with Sections 2.1.6, 2.1.8, 2.1.9 and 2.1.10.

          (c) All other appropriate bills of sale, assignments and other good and sufficient instruments of transfer necessary to transfer to ESEI title to the Acquired Assets, including without limitation, the Inventories and Fixed Assets.

          (d) A receipt for the Stock.

          (e) All other documents and papers required of Eaton by Section 6.1 as conditions to Closing.

     7.4 ESEI'S OBLIGATIONS AT CLOSING. At the Closing, ESEI shall deliver the following documents to Eaton, duly executed and acknowledged by ESEI as appropriate:

               (i) The certificate for the Stock as provided in Section 5.1;

               (ii) Instruments of assumption with respect to the Assumed Liabilities as and in such form as Eaton may reasonably request; and

               (iii) All other documents and papers required of ESEI by Section
          6.2 as conditions to Closing.

                             ARTICLE 8. DISCLAIMERS
                             ----------------------

     Except as may otherwise be specifically set forth herein, Eaton makes no representations, warranties or agreements of any kind as to the Acquired Assets, all of which are being sold "as is" and "where is." Eaton and ESEI specifically agree that, as to all the Acquired Assets:

THERE ARE NO WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH EXTEND BEYOND THOSE EXPRESSLY MADE IN THIS AGREEMENT.

               ARTICLE 9. PARTICULAR COVENANTS OF EATON AND ESEI
               -------------------------------------------------

     9.1 COVENANTS OF EATON. Eaton hereby covenants and agrees:

          9.1.1 FURTHER ASSURANCES. After the Closing and subject to Article 4, Eaton will furnish to ESEI such other instruments and information as ESEI may reasonably request in order effectively to convey to and vest in ESEI title to the Acquired Assets, to be delivered from time to time upon ESEI's request.

     9.2 COVENANTS OF ESEI. hereby covenants and agrees:

          9.2.1 EATON MARKS. (a) Eaton has used and is the sole owner of the trade name Eaton, the trademark Eaton, the Eaton logo mark and the corporate name Eaton Corporation (which trade name, trademark, logo mark and corporate name are hereinafter collectively referred to as the "Eaton Marks") in connection with the design, development, manufacture or sale of certain Products. ESEI acknowledges Eaton's ownership and exclusive rights in and use of the Eaton Marks and shall not use the Eaton Marks (or any names or marks confusingly similar to the Eaton

Marks) except as provided in a license agreement to be negotiated between Eaton and ESEI as soon as practicable after the Closing.

          9.2.2. LICENSE TO EATON AND SUBSIDIARIES. ESEI hereby grants to Eaton and each of its Subsidiaries a royalty-free, non-exclusive, irrevocable, worldwide and perpetual license to use the Patents, Technical Documentation, Trademarks and Copyrights in connection with (i) products manufactured, used and/or sold or services provided by or for Eaton or any of its Subsidiaries in any business other than the Business and (ii) in connection with products manufactured, used and/or sold or services provided by or for Eaton under the SEN License. The foregoing license shall (i) include any improvement of any of the Patents and/or Technical Documentation that is developed by or for ESEI during the period beginning with the Closing Date and ending two (2) years from the date that Eaton ceases to own or control, directly or indirectly, at least fifty percent (50%) of the issued and outstanding capital stock of ESEI, and
(ii) be transferable and subject to right of sub-license by Eaton and its Subsidiaries to each successor or supplier of a business, other than the Business, sold by Eaton or a Subsidiary of Eaton at any time after the Closing Date where the business sold uses any of the Patents and Technical

Documentation in connection with the manufacture, use and/or sale of its products or services.

         9.2.3 FURTHER ASSURANCES. After the Closing, ESEI will furnish to Eaton such other instruments and information as Eaton may reasonably request in order to evidence and confirm ESEI's assumption of the Assumed Liabilities, to be delivered from time to time upon Eaton's request.

         9.2.4 LEASEHOLDS. With regard to the Real Property Leases and the Personal Property Leases to be assigned or transferred by Eaton to ESEI pursuant to this Agreement, (i) ESEI hereby agrees not to exercise any right or option to renew or extend the term of any Real Property Lease or Personal Property Lease unless and until Eaton shall have consented to such exercise or the lessor shall have unconditionally released Eaton in writing from all of its past, present or future liabilities and obligations, whether as tenant or as guarantor, relating directly or indirectly to such Real Property Lease or Personal Property Lease, and (ii) if a lessor refuses to give consent to any assignment of any Real Property Lease or Personal Property Lease, and if the applicable lease permits a sublease without consent of the lessor, ESEI and Eaton agree to enter into a sublease upon terms and conditions as similar and comparable to the assignment as reasonably feasible.

     9.3 COVENANTS OF EATON AND ESEI. Eaton and ESEI hereby covenant and agree:

          9.3.1 REASONABLE BEST EFFORTS AND COOPERATION. Eaton and ESEI shall cooperate fully with each other and use their reasonable best efforts to cause the conditions set forth in Article 6 to be satisfied on or before the Closing Date and to promptly take any and all other actions appropriate to the consummation of the transactions contemplated by this Agreement.

          9.3.2 RELATED AGREEMENTS. Eaton and ESEI will duly execute and deliver to the other the following agreements (collectively referred to herein as the "Related Agreements"), effective on and after the Closing Date (in regard to any such agreements to which subsidiaries of Eaton or ESEI are a party, Eaton or ESEI, as appropriate, shall cause such subsidiaries to execute and deliver such agreements):

               (a) The Computer and Financial Services Agreement pursuant to which Eaton will, after the Closing Date, provide, among other things, certain data processing related services to ESEI in accordance with the provisions and conditions of such agreement.

               (b) The Litigation Agreement pursuant to which, among other things, all litigation of the Business existing at the Closing Date and arising thereafter will be governed.

               (c) A License Agreement whereby ESEI is licensed to use the trade name "Eaton", the trademark "Eaton", the Eaton logo mark and "Eaton" in the corporate name of ESEI.

          9.3.3 COOPERATION, ACCESS TO RECORDS AND EMPLOYEES SUBSEQUENT TO CLOSING. (a) For a period of seven (7) years following the Closing, (i) Eaton shall retain all records now located at the facilities of the Business that are integrated or non-separable from the records related to any of the businesses of Eaton other than the Business and (ii) ESEI shall retain all other Business Records (such records in (i) and such Business Records in (ii) collectively, the "Records"). Each party shall provide duly authorized representatives of the other party (displaying appropriate credentials and security clearances, if required) full and free access to all Records for bona fide business reasons relating to Eaton's operation of the Business prior to Closing at any time during regular business hours for a period of seven (7) years after the Closing Date or such later time as such party retains or is required to retain such Records, and subject to the requirements of applicable laws, regulations or agreements, such other party may make abstracts from, or make copies of, any such Records as it may deem desirable, at its own expense. In connection with any review of Records, each party shall provide to such duly authorized representatives of the other party (x) access to employees of such party who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records and (y) permission to use such party's copying facilities, clerical services and telephones at such other party's own expense. Neither party shall destroy any Records within the applicable periods referred to above without written permission of the other.

          (b) If, in connection with the conduct by either party of any litigation, arbitration, audit (tax or otherwise) or settlement proceedings or negotiations with respect to the conduct of the Business (the "Legal Proceedings"), one party shall request access to any Records, the other party shall afford the requesting party such access upon reasonable notice. Subject to the requirements of applicable laws, regulations or agreements, the requesting party shall be permitted to use, or, if original documents are required to respond to legal process, remove Records temporarily from the other party's premises for the purpose of responding to legal process or making copies thereof or may use such other party's copying facilities for that purpose and reimburse such other party for such other party's out-of-pocket costs associated with such use.

               (c) Subject to the terms and conditions of the Litigation Agreement, if, in connection with Legal Proceedings, Eaton shall require the assistance of ESEI or Employees or other employees of ESEI employed in the Business, ESEI shall reasonably cooperate with Eaton in connection with such Legal Proceedings and shall provide such employees to Eaton as are reasonably required by Eaton at the sole expense of ESEI.

               (d) Subject to the terms and conditions of the Litigation Agreement, if, in connection with Legal Proceedings, ESEI shall require the assistance of Eaton or Eaton's employees, Eaton shall reasonably cooperate with ESEI in connection with such Legal Proceedings and shall provide such employees to ESEI as are reasonably required by ESEI at the sole expense of Eaton.

          9.3.4 STAFF SERVICES. Except as otherwise provided in any of the Related Agreements, in the event that any party to this Agreement desires that any other party hereto provide any staff or other similar services to the party requesting the services at any time following the Closing and the party to provide the services determines that such requested services may be provided by its existing staff departments or employees and that it has personnel available for such purposes, such services will be provided to the requesting party on terms to be mutually agreed upon by such parties.

          9.3.5 ACTIONS TO ELIMINATE OBLIGATIONS. If requested by Eaton at any time and from time to time after Closing, ESEI shall (in addition to any more specific undertakings provided herein), promptly use its reasonable best efforts to obtain Eaton's immediate and complete release from any continuing obligations under any contract, lease or agreement of any sort which has been assigned and transferred to ESEI under this Agreement or any Related Agreement.

          9.3.6 SHORT-TERM WORKING CAPITAL LOANS. In the event that ESEI does not have working capital loan arrangements in place with banking institutions at any time, Eaton may consider extending short-term working capital loans to ESEI ("Short-Term Loans") in such amounts, if any, as Eaton deems appropriate. The Short-Term Loans would be on an unsecured basis, bearing interest at a rate agreed upon by both parties.

          9.3.7 CONFIDENTIALITY. All of the non-public information related to the transactions which are the subject of this Agreement which Eaton or any of its subsidiaries has provided ESEI is confidential, as are this Agreement, the Related Agreements, the closing documents and all matters related to the transactions. ESEI shall limit the distribution and use of all non-public information to the carrying out of the transactions, and will not disclose the contents of this

Agreement, the Related Agreements or any other documents related hereto without the prior consent of Eaton, except as required by applicable regulations and rulings of any government or any taxing authority, any governmental agency regulating the issuance or sale of securities or any court.

          9.3.8 PERSONAL PROPERTY TAXES. Ad valorem taxes imposed upon consigned Inventories shall be remitted and borne in their entirety by ESEI and ad valorem taxes upon Acquired Assets other than the Leaseholds (the "Personal Property Taxes") shall be remitted and borne in their entirety by the party which has the obligation under the applicable government law to return and pay such Personal Property Taxes, and no prorations, apportionments or reimbursements of Personal Property Taxes shall be made between the parties. The parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax.

          9.3.9 PAYROLLS, OTHER TAXES AND EXPENSES.

               (i) Payrolls of Eaton Employees owed by Eaton for employment in the Business prior to the Closing Date shall be paid by Eaton or accrued on the Closing Date Balance

Sheet. Payrolls of Employees owed by ESEI for employment on and after the Closing Date shall be borne and paid by ESEI.

               (ii) All governmental income, franchise, or manufacturer's excise taxes levied or imposed upon or in connection with the Business or the operation thereof prior to the Closing Date shall be borne and paid by Eaton, and all such taxes so levied or imposed upon or in connection with the Business or the operation thereof on or after the Closing Date shall be borne and paid by ESEI.

               (iii) Expenses relating to the conveyance of the Acquired Assets shall be dealt with in the following manner: Eaton shall pay all costs, including recording fees, sales, use, transfer and license taxes and other incidental costs applicable to the transaction. With respect to those items which are exempt from sales or use tax on any basis, ESEI shall deliver to Eaton appropriate certificates establishing the basis for the exemption. Each party will cooperate to the extent practicable in minimizing all taxes, fees and costs levied by reason of the sale and conveyance of the Acquired Assets.

                   ARTICLE 10. EMPLOYEES AND EMPLOYEE MATTERS
                   ------------------------------------------

     10.1 EMPLOYMENT. As of the Closing Date, ESEI shall offer immediate employment (so that no period of unemployment shall occur between employment with Eaton prior to the Closing Date and employment with ESEI on and after the Closing Date) to all of the employees of Eaton who are employed in the Business immediately prior to the Closing Date (the "Eaton Employees"), including without limitation the Eaton Employees who then are on layoff and subject to recall, or on disability leave of absence or any other leave of absence. Such employment shall be offered on terms and conditions as to salary and remuneration, including incentive compensation, and as to employee fringe benefits, which are at least equal to such terms and conditions provided for and on behalf of such Eaton Employees immediately prior to the Closing Date by Eaton in accordance with Eaton's then established plans, programs, practices, and arrangements, including without limitation the Eaton fringe benefit plans, programs, practices, and arrangements listed on Schedule 10.1 (the "Eaton Welfare Plans"). Effective as of the Closing Date, Eaton hereby assigns to ESEI, and ESEI hereby assumes, any and all liabilities, responsibilities, and obligations of Eaton to and on behalf of the Employees for the provision of such salary, remuneration, and fringe benefits, and ESEI shall recognize any and all periods of employment of each Employee prior to the Closing Date with Eaton and/or any predecessor employer thereof for all purposes, including without limitation for the purposes of determining such Employee's eligibility for and amount of benefits, under ESEI's compensation and/or fringe benefit plans, programs, practices, and/or arrangements as if such Employee had been so employed by ESEI. However, the assumption herein by ESEI of the foregoing liabilities, responsibilities, and obligations shall not in any way or at any time create any third party beneficiary rights for or on behalf of any person or persons other than the parties to this Agreement. During the period of thirty-six (36) consecutive months beginning on the Closing Date, ESEI shall neither employ nor offer employment, without the prior written consent of Eaton, to any Eaton Employee who does not become an Employee, or to any Retired Employee.

     10.2 SEVERANCE PAYMENT RESPONSIBILITIES. As of and after the Closing Date, ESEI shall assume all liabilities, responsibilities, and obligations for severance payments or other separation benefits to which any Eaton Employee may be or become entitled or claim to be entitled as a result of ESEI's acquisition of the Business, including without limitation any such claim which might be made against either Eaton or ESEI at any time

          (a) by any Employee because of the transfer of his employment from Eaton to ESEI; or

          (b) by any Employee because of termination of his employment by ESEI, or because of any change of his compensation or fringe benefits or employment position by ESEI, on or after the Closing Date; or

          (c) by any Eaton Employee because his employment with Eaton ceases as a result of ESEI's acquisition of the Business. ESEI agrees to, and shall, indemnify and hold harmless Eaton against and from any and all such claims and any and all expenses, liabilities, obligations, and costs of any sort associated therewith.

     10.3 WELFARE BENEFIT RESPONSIBILITIES.

          (a) As of and after the Closing Date, Eaton hereby assigns to ESEI, and ESEI hereby assumes from Eaton, all liabilities, responsibilities, and obligations for providing to all Eligible Individuals (as hereinafter defined) life insurance, accidental death and dismemberment insurance, business travel accident insurance, disability salary continuation, short term disability, long-term disability, comprehensive health, dental, mail order drug, and patient services benefits which are at least equal to such benefits as provided for such Eligible Individuals by Eaton immediately prior to the Closing Date pursuant to the applicable Eaton Welfare Plans. Such assignment of liabilities, responsibilities, and obligations to, and assumption by, ESEI shall be applicable to any and all claims for any such benefits which are or have been filed on, prior or subsequent to the Closing Date by or on behalf of any Eligible Individual with either Eaton or ESEI, or with any authorized representative of either, and which claims have not been paid or otherwise fully settled under the applicable Eaton Welfare Plan prior to the Closing Date, notwithstanding (1) the date on which any such Eligible Individual's disability or medical need commenced, or (2) the date on which any covered health, dental, drug, and/or other services and/or materials and/or supplies were provided, or
(3) the date on which any covered expenses were incurred, or (4) the period during which such Eligible Individual is eligible for benefit payments of any kind, except as otherwise provided in Section 10.3(b). Welfare benefit coverage hereby assumed by ESEI for the Eligible Individuals nevertheless shall be provided under Eaton's applicable welfare benefit plans, programs, practices, and/or arrangements until such time as ESEI establishes its own welfare benefit plan, programs or arrangements (the "ESEI Welfare Plans"). Any Eligible Individual's periods of employment with Eaton and/or any predecessor employer thereof, and any and all periods of an Eligible Individual's coverage and/or participation in any Eaton

Welfare Plan, shall be deemed to be employment with ESEI and coverage and/or participation in the ESEI Welfare Plans respectively for all purposes of establishing such Eligible Individual's eligibility for participation and benefit entitlement under the ESEI Welfare Plans. The extent to which any Eligible Individual (either as an individual or a family member) has satisfied in whole or in part any Eaton Welfare Plan annual deductible, or has paid any out-of-pocket expense pursuant to any Eaton Welfare Plan co-insurance provision, shall be counted toward the satisfaction of any similar applicable deductible or out-of-pocket expense maximum respectively under any applicable ESEI Welfare Plan. For the purposes of this Article 10, "Eligible Individuals" shall mean

               (i) the Employees; and

               (ii) the eligible dependents and/or other eligible beneficiaries of the Employees;

who were eligible, or who would have become eligible, for any such welfare benefits under any applicable Eaton Welfare Plan as of or after the Closing Date.

          (b) Notwithstanding any other provisions of this Agreement to the contrary, Eaton shall retain all liabilities, responsibilities, and obligations under the applicable Eaton Welfare Plans with respect to any Eligible Individual for the provision of any life, accidental death and dismemberment, and/or business travel accident insurance benefits payable with respect to any qualified death or accident which occurs prior to the Closing Date.

          (c) In conjunction with the assignment to, and assumption by, ESEI of liabilities, responsibilities, and obligations for the provision of welfare benefits pursuant to Section 10.3(a), Eaton and ESEI agree that Eaton shall arrange for the provision of life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term disability, comprehensive health, dental, mail order drug, and patient services benefit coverage on ESEI's behalf through the administrative services of the Eaton Welfare Plans commencing on the Closing Date and continuing until such time as Eaton and ESEI shall agree otherwise. ESEI agrees to pay to Eaton or, if so determined by Eaton, to any administrative representative of Eaton, the premium rates and/or direct costs of such benefits as provided through the Eaton Welfare Plan administration, plus any third party administrative service fees related to the provision of such benefits and any other reasonable related expenses incurred by Eaton, or by any administrative representative of Eaton, for any such continuing coverage or the financing thereof through Eaton Welfare Plan administration. ESEI acknowledges that Eaton has agreed to the provisions of this Section 10.3(c) as an accommodation to ESEI for the purposes of facilitating the sale of the Business as contemplated by this Agreement, and that this Section 10.3(c) shall in no way be construed to impose upon Eaton any liability, responsibility, or obligation whatever for the provision of any benefits for or on behalf of any Eligible Individual except as expressly set forth in this Section 10.3.

          10.4 INVESTMENT PLAN RESPONSIBILITIES. As of the Closing Date and thereafter until such time as Eaton may determine otherwise, Eaton shall extend coverage under the Eaton Corporation Share Purchase And Investment Plan (the "Eaton Investment Plan") to ESEI as the "Company" pursuant to the definition thereof as set forth in Section 2.1(viii) of such Plan, and eligibility for membership in the Eaton Investment Plan shall be extended to all Employees, and to all new employees of ESEI hired on or after the Closing Date, pursuant to the definition of "Employee" as set forth in Section 2.1(xix) of the Eaton Investment Plan. Each Employee's employment with ESEI from and after the Closing Date shall continue to be considered as employment with the "Company" for all purposes under the Eaton Investment Plan so long as ESEI continues to be so designated as the "Company", and the transfer of an

Employee's employment as of the Closing Date from Eaton to ESEI shall not be deemed to be a break in his employment with the "Company" for purposes of his membership, and eligibility for membership, in the Eaton Investment Plan. ESEI shall have all liability, responsibility, and obligation for any and all expenses relating to the operation of the Eaton Investment Plan with respect to membership therein by Employees and new Employees of ESEI and shall reimburse Eaton promptly for such expenses upon Eaton's presentation of an invoice therefor to ESEI. Eaton shall amend the Eaton Investment Plan, if and to the extent that it is considered necessary by Eaton, and shall take whatever other actions that Eaton may deem necessary, to implement the provisions of this
Section 10.4.

          10.5 VACATION RESPONSIBILITIES. ESEI shall be liable, responsible, and obligated for the payment of all vacation benefits on behalf of any and all Employees, and which have not been paid by Eaton prior to the Closing Date.

          10.6 WORKERS' COMPENSATION RESPONSIBILITIES. As of the Closing Date, ESEI shall assume, and shall pay or discharge as they come due, all liabilities, responsibilities, and obligations for any loss, claim, or damage, including without limitation any interest charges, and/or retroactive premiums for workers' compensation insurance and/or penalties and/or attorney's fees or disbursements, which is or has been incurred or suffered by any Employee and which loss, claim, or damage is based upon any claim or demand made by or on behalf of such Employee pursuant to any governmental workers' compensation, occupational disease or injury, or substantially similar law, regardless of whether such claim or demand is or was first presented, filed, or actually made prior to, or on or after, the Closing Date and regardless of the date of occurrence of any bodily injury, disease, or other physical or mental condition upon which such claim or demand is or was based.

          10.7 REIMBURSEMENT FOR ESEI LIABILITIES. Notwithstanding any other provisions of this Agreement to the contrary, in the event that Eaton shall be required, by operation of law or regulation or by judicial or quasi-judicial determination or by operation of any contract or other agreement of any kind with any insurance company or other entity, to pay or discharge directly, or indirectly through any representative or any benefit trust or other fund or otherwise, any liability, responsibility, or obligation for the provision of any benefit or other payment which is the liability, responsibility, and/or obligation of ESEI either directly or indirectly pursuant to this Article 10, ESEI shall promptly reimburse Eaton, or any appropriate representative or benefit trust or other fund of

Eaton as may be determined by Eaton, in full for any and all such payments and/or discharges upon the presentation of written evidence thereof by Eaton to ESEI. ESEI also shall promptly reimburse Eaton for the full amount of any benefit premium payment or other direct cost of benefit coverage which is incurred by Eaton on ESEI's behalf with respect to any period of benefit coverage occurring on or after the Closing Date.

     10.8 PROFIT SHARING PLAN. After the Closing, the Employees shall continue to participate under the Semiconductor Equipment Operations Profit Sharing Plan (the "SEO Plan") on the same terms and conditions as existed immediately prior to the Closing, subject to any discontinuance, termination or amendment of the SEO Plan adopted after the Closing.

                          ARTICLE 11. INDEMNIFICATION
                          ---------------------------

     11.1 INDEMNIFICATION BY ESEI. ESEI shall defend, indemnify and hold harmless Eaton, its employees, officers, directors and agents from and against any and all claims, damages, demands, causes of action, suits, judgments, debts, losses, liabilities, costs and expenses including but not limited to court costs and attorneys' fees (collectively, "Claims") resulting from (a) any failure of ESEI promptly to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, obligations or liabilities under this Agreement, including without limitation the Assumed Liabilities under Section 3.1, and under any Related Agreements, Schedules or any other documents delivered to Eaton pursuant hereto or (b) any breach of a warranty or representation made by ESEI to Eaton hereunder or under any Related Agreement or in the Schedules or other documents delivered to Eaton pursuant hereto.

     11.2 INDEMNIFICATION BY EATON. Eaton shall defend, indemnify and hold harmless ESEI, its employees, officers, directors and agents from and against any and all Claims resulting from (a) any failure of Eaton promptly to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, obligations or liabilities under this Agreement, (b) any breach of an agreement made by Eaton to ESEI hereunder or in the Schedules or other documents delivered to ESEI pursuant hereto or (c) non-compliance with any applicable bulk transfer law, bulk transfer tax law or similar statute.

     11.3 CONDITIONS OF INDEMNIFICATION. The indemnifications contained herein are conditional upon the following: (i) if any Claim shall be commenced or asserted against or suffered by either party in respect to which such party (the "Indemnitee") proposes to demand indemnification hereunder, the party from whom indemnification is sought (the "Indemnitor") shall be notified promptly of the demand and informed in detail of the grounds for such demand; (ii) Indemnitee shall permit Indemnitor to participate in (but not control) any future decision-making which may have the effect of materially increasing or diminishing the amount of such indemnification; PROVIDED, HOWEVER, that if Indemnitor accepts in writing its full responsibility (as between the parties hereto) under this Agreement for any such Claim, Indemnitor may assume the entire control of the defense, compliance or settlement of any such Claim through its own attorneys and Indemnitee shall, at Indemnitor's expense, afford Indemnitor such other reasonable assistance as may be requested; and (iii) in the event that Indemnitor fails to assume the entire control of the defense, compliance or settlement of, or to pay, as applicable, any Claim within thirty
(30) days of the receipt of a demand made under this Section 11.3, Indemnitor shall pay Indemnitee interest (from the expiration of such 30-day period following receipt of a demand) on the amount of such Claim for which Indemnitor is responsible pursuant to this Article 11, at the Interest Rate plus three percentage points (3%) (or such lower rate as is required by law).

     11.4 INDEMNITY RIGHTS EXCLUSIVE OF OTHER RIGHTS. The rights of indemnity provided by this Agreement shall be exclusive of all other bases of entitlement to money damages for the matters covered by this Agreement, the Related Agreements, the Schedules or any other document delivered to Eaton pursuant hereto.

                           ARTICLE 12. MISCELLANEOUS
                           ----------- -------------

     12.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each of ESEI and Eaton shall pay its own expenses incidental to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, whether or not the Closing occurs, as long as failure to close is not a breach of this Agreement.

     12.2 NOTICES. Any notices or other communications required or permitted hereunder shall be given in writing and shall be sufficiently given if delivered personally or sent by registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

     To ESEI:           Eaton Semiconductor Equipment Inc.
                        Eaton Center
                        Cleveland, Ohio 44114

                        Attention: Chairman

     To Eaton:          Eaton Corporation
                        Eaton Center
                        Cleveland, Ohio 44114

                        Attention:  Secretary
or such other address as shall hereafter be furnished in writing by any party in the aforesaid manner, and any such notice or communication shall be deemed to have been given as of the date so delivered or four days after the date so mailed.

     12.3 CAPTIONS. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting nor amplifying the terms and provisions hereof.

     12.4 SUCCESSORS AND ASSIGNS; OTHER PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by ESEI without the prior written consent of Eaton. No assignment under this Section 12.4 shall relieve a party of any of its obligations hereunder without the prior written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

     12.5 GENDER; NUMBER. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. All defined terms that are defined in the singular shall be deemed to include the plural and such terms that are defined in the plural shall be deemed to include the singular.

     12.6 TIME OF ESSENCE. Time shall be of the essence with respect to each party's performance of its obligations pursuant to this Agreement.

     12.7 WAIVER. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of Eaton or ESEI to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to Eaton or ESEI at law or in equity. Unless otherwise expressly provided in this Agreement, either party may at any time waive compliance by the other with any covenants or conditions contained in this Agreement, but only by written instrument executed by the party expressly waiving such compliance.

     12.8 COUNTERPARTS. This Agreement will be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.

     12.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the local laws of the State of Ohio applicable to agreements under and to be performed within such State, except to the extent that the laws of some other jurisdiction mandatorily apply other than by application of principles of conflict of laws.

     12.10 SCHEDULES. All Schedules referred to in this Agreement and attached hereto are hereby incorporated herein and made a part hereof by this reference, as if fully rewritten herein.

     12.11 ENTIRE AGREEMENT AND AMENDMENT. This Agreement (together with the Related Agreements and Schedules hereto) supersedes any other agreement, commitment, arrangement or understanding of any sort whatever, whether written or oral, that may have been made or entered into by any of the parties hereto (or by any director, officer or other employee or representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto and Related Agreement) constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof, and there are no agreements, commitments, arrangements or understandings except as expressly set forth herein. This Agreement may not be amended orally, but only by written instrument executed by all parties hereto expressly setting forth such amendment.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

                                        EATON CORPORATION


                                        By: /s/ David M. O'Loughlin
                                            ----------------------------

                                        Title: attorney - in - fact
                                               -------------------------



                                        EATON SEMICONDUCTOR EQUIPMENT INC.



                                        By: /s/ David M. O'Loughlin
                                            ----------------------------

                                        Title: attorney - in - fact
                                               -------------------------

                              GENERAL BILL OF SALE


          WHEREAS, Eaton Semiconductor Equipment Inc., a Delaware corporation ("Assignee"), and Eaton Corporation, an Ohio corporation ("Assignor"), are parties to that certain Purchase and Sale Agreement made and entered into December 29, 1995 regarding the purchase by Assignee of certain assets and the assumption by Assignee of certain liabilities related to and/or arising out of Assignor's Semiconductor Equipment Operations, all as specifically set forth therein (the "Agreement");

          NOW, THEREFORE, for good and valuable consideration paid to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, and Assignee's successors and assigns forever, the "Acquired Assets" (as defined in the Agreement), other than the "Excluded Assets" (as defined in the Agreement) and those assets that cannot or will not be sold, assigned, transferred or delivered as set forth in Article 4 of the Agreement, in accordance with and subject to the terms and conditions of the Agreement.

          TO HAVE AND TO HOLD said assets forever unto Assignee in accordance with and subject to the terms and conditions of the Agreement.

          IN WITNESS WHEREOF, Assignor has caused this instrument to be executed as of this 29th day of December, 1995.

                                        EATON CORPORATION

                                        By: /s/ David M. O'Loughlin
                                            ----------------------------

                                        Its: attorney - in - fact
                                             ---------------------------

                          GENERAL ASSUMPTION AGREEMENT


          This General Assumption Agreement is made and entered into this 29th day of December, 1995 by and between Eaton Semiconductor Equipment Inc., a Delaware corporation ("ESEI"), and Eaton Corporation, an Ohio corporation ("Eaton"), as follows:

          WHEREAS, ESEI and Eaton are parties to that certain Purchase and Sale Agreement dated December 29, 1995 regarding the purchase of certain assets and the assumption of certain liabilities related to and/or arising out of Eaton's Semiconductor Equipment Operations, all as specifically set forth therein (the "Agreement");

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eaton hereby delegates to ESEI all of Eaton's obligations and liabilities under the "Assumed Liabilities" (as defined in the Agreement), but excluding the "Excluded Liabilities" (as defined in the Agreement) and ESEI hereby assumes said obligations and liabilities and agrees to pay, perform and discharge each of said obligations and liabilities, all in accordance with and subject to the terms and conditions of the Agreement.

          IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of this 29th day of December, 1995.

EATON SEMICONDUCTOR EQUIPMENT INC.      EATON CORPORATION


By: /s/ David M. O'Loughlin             By: /s/ David M. O'Loughlin
    ----------------------------            ----------------------------

Its: attorney - in - fact               Its: attorney - in - fact
     ---------------------------             ---------------------------

                            ASSIGNMENT OF CONTRACTS


          WHEREAS, Eaton Corporation, an Ohio corporation ("Eaton"), and Eaton Semiconductor Equipment Inc., a Delaware corporation ("ESEI"), have entered into a Purchase and Sale Agreement dated December 29, 1995 ("Agreement"); and

          WHEREAS, pursuant to the Agreement, Eaton has agreed to convey to ESEI the "Contracts" (as defined in the Agreement);

          NOW, THEREFORE, for good and valuable consideration had and received from ESEI, Eaton does, by this instrument, give, grant, bargain, sell, assign, transfer and confirm to ESEI, and ESEI's successors and assigns forever, Eaton's entire right, title and interest in and to the Contracts; provided, however, that Eaton's assignments of rights shall, with respect to each of the Contracts, be conditional upon the consent of the other party or parties thereto, to the extent that such consent is required. Eaton makes no representations or warranties concerning Eaton's ability to obtain any such other party's consent to such assignment.

          IN WITNESS WHEREOF, Eaton has caused this instrument to be executed as of this 29th day of December, 1995.


                                        EATON CORPORATION

                                        By: /s/ David M. O'Loughlin
                                            ----------------------------

                                        Its: attorney - in - fact
                                             ---------------------------